Exhibit 10.1

Generation Bio Co.

December 8, 2017

Phillip Samayoa

Dear Phillip:

On behalf of Generation Bio. Co. (the "Company"), I am pleased to offer you employment with the Company on the following terms and conditions.

1.  Position. You will be employed by the Company as a Senior Director of Corporate Development and Portfolio Strategy. It is contemplated that you will commence employment on a date to be mutually agreed upon between you and the Company, but which in no event shall be later than December 18, 2017 (the "Start Date"). You shall work out of the Company's office in Cambridge. Massachusetts. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company's business and interests and to the performance of your duties and responsibilities as an employee of the Company, and shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company. However, it is understood that you will be in a transitional period from your start date through January 31, 2018. During this transitional period you may spend 1-2 days per week continuing to work for your previous full-time employer and your semi-monthly based salary noted below will be prorated as appropriate.

2.Base Salary.  You will receive a base salary at the semi-monthly rate of $9,166.66 which is equivalent to $220,000 on an annualized basis (the "Base Salary"). All payments will be subject to legally required tax withholdings. The Base Salary will be subject to adjustment as determined by the Company in its discretion.

You will also receive a payment of $15,000 which will be made with your first semi-monthly salary payment. All payments will be subject to legally required tax withholdings.

3.Bonus. Following the end of each fiscal year during the term of your employment commencing with the year ended December 31. 2018 and provided you remain employed by the Company on the last day of such fiscal year. you will be eligible to receive an annual incentive bonus for such fiscal year with a target of up to twenty percent (20%) of your annual Base Salary. The bonus will be awarded based on criteria established by the Company and shall be determined by the Company in its sole discretion. Any bonus will be paid no later than March 15th of the year following the close of the year to which it relates. Any bonus would be pro-rated for the 2018 fiscal year.

4.Equity. Subject to the approval of the Company's Board of Directors (the "Board"), the Company shall grant you an equity award of 175,000 shares of the Company's common stock in the form of either a restricted stock award (the ''Restricted Shares") or stock options to purchase the shares (the "Options"). Regardless of the form of equity award, the award will vest as to 25% of the underlying shares on the first anniversary of the Start Date and will vest as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Start Date and will otherwise be subject to the terms and conditions of the stock or option agreement, and/or the Company's stock plan (the "Grant Documents"). The Restricted Shares or Options granted hereunder shall have a purchase price per share or exercise price per share equal to the fair market value of the Company's common stock at the time of grant as determined by the Board.

5.	Benefits.

a.	You may participate in the benefit programs offered by the Company to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company's sole discretion. You will also be entitled to paid vacation each year in accordance with the terms and conditions set forth in the Company's vacation policy as in effect from time to time. You shall also be entitled to receive reimbursement for all reasonable business expenses incurred by you in performing your services to the Company, in accordance with the policies and procedures then in effect and established by the Company.
b.	If your employment with the Company is terminated without Cause (as defined below), then the Company shall continue to pay you your Base Salary as in effect on your last day of employment for a period of at least one (1) month. However, you will not be eligible for this benefit unless you: (i) have returned all Company property in your possession on or prior to your last day of employment, and, and (ii) have entered into a separation agreement that has become enforceable and irrevocable and that includes a general release of all employment-related claims that you may have against the Company or persons affiliated with the Company (the "Separation Agreement"). The Separation Agreement must be in substantially the form reasonably prescribed by the Company, and must be executed and must become enforceable and irrevocable on or before the 52nd day following your last day of employment with the Company. If you fail to execute without revocation the Separation Agreement on or before the 52nd day following your last day of employment with the Company, you shall not be entitled to severance payments. The continued salary provided shall be paid in accordance with the Company's normal payroll practices and shall commence on the next payroll date falling after the date the Separation Agreement becomes enforceable and irrevocable. For this section. Cause shall mean (i) your material breach of the Invention Agreement, (ii)

your conviction of, or your plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State, (iii) your gross negligence or willful misconduct in the performance of your duties, (iv) your continuing failure to perform assigned duties after receiving written notification of the failure from your direct supervisor or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

c.	If your employment with the Company is terminated without Cause prior to June 11, 2019, 25% of the unvested portion of the grant of Restricted Shares or Options will fully vest as of the date of termination, provided, however, that: (i) no shares may be transferred and no stock option exercised (in each case with respect to the unvested portion) until the Separation Agreement has become enforceable and irrevocable and (ii) if the Separation Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Restricted Shares or Options that have vested as a result of this provision shall be cancelled effective as of the date of termination.
6.Representation Regarding Other Obligations.  Your employment is contingent upon your signing the Company's Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the ''Invention Agreement"). Further, you hereby represent to the Company that you are not a party to any agreement of any type which may impact or limit your ability to become employed by or perform your job at the Company or which is in any way inconsistent with the terms of this offer letter. You will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others. Further, you hereby represent that (i) your employment with the Company and this offer letter does not and will not violate or conflict with any obligations you may have to or any agreements you may have with any former employer and (ii) you have provided the Company with all written agreements that describe any continuing post-employment obligations to any former employer.

7.Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of the Start Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

8.	Tax Matters.

a.All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and that you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

b.All in-kind benefits provided and expenses eligible for reimbursement hereunder shall be provided by the Company or incurred by you during your employment with the Company. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
9.Interpretation, Amendment and Enforcement. This offer letter, along with the Invention Agreement and the Grant Documents, constitute the complete agreement between you and the Company, contain all the terms of your employment, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the "Disputes'') will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

10. Other Terms. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company's policy of employment at-will, which means that you have the right to terminate your employment relationship with the Company at any time for any reason and the Company has the right to terminate its employment relationship with you at any time for any reason, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

We are excited about having you join the Company. If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Invention Agreement. If you do not accept this offer by December 13, 2017, this offer will be deemed revoked.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

Generation Bio. Co.

/s/ Glenn Goddard

Glenn Goddard

Chief Financial Officer

I have read and accept this offer of employment:

/s/ Phillip Samayoa

Name: Phillip Samayoa

Dated: 12.11.2017

generation bio™

Cambridge, MA 02142

generationbio.com

December 3, 2018

Phillip Samayoa

We would like to express our appreciation and commendation for all the passion and commitment you have been exhibiting in your existing role. In recognition of your contribution and leadership, it is my pleasure to inform you that you have been promoted to Vice President, Corporate Development.

In connection with your promotion, we are also pleased to inform you that your base salary will be increased to $245,000.00 (on an annualized basis) effective on December 3, 2018, payable under our standard payroll schedule and subject to applicable deductions and withholdings.

Your target bonus percentage is also being increased. Your new target annual incentive bonus is 30% of your new annual salary (and the new target percentage will be used for your bonus calculation for the period beginning December 3, 2018).

As detailed in your original offer letter, the actual bonus percentage distributed in any year will be determined at the sole discretion of the Board of Directors of Generation Bio. The Board's determination will consider several factors including but not limited to the performance of the company.

On behalf of Generation Bio, the management team, your colleagues and me, thank you for your contributions and we all look forward to continuing to grow Generation Bio together.

Very truly yours, Generation Bio

By: /s/ Geoff McDonough

Name: Geoff McDonough

Title: Chief Executive Officer

I have read and accepted this promotion:

/s/ Phillip Samayoa

Signature

Name: Phillip Samayoa

Dated: 12/13/2018

April 28, 2021 Phillip Samayoa

Cambridge, MA 02142

generationbio.com

We would like to express our appreciation and commendation for all the passion and commitment you have been exhibiting in your existing role. In recognition of your contribution and leadership, it is my pleasure to inform you that, effective May 1, 2021 (the “Effective Date”), you will be promoted to SVP, Head of Corporate Development.

In connection with your promotion, we are also pleased to inform you that as of the Effective Date your base salary will be increased to $330,000 (on an annualized basis) payable under our standard payroll schedule and subject to applicable deductions and withholdings.

Your target bonus percentage is also being increased as of the Effective Date. Your new target bonus will be 35% of your new annual salary (which will be prorated for the 2021 annual incentive bonus plan).

As detailed in your original offer letter, the actual bonus percentage distributed in any year will be determined at the sole discretion of the Board of Directors of Generation Bio. The Board’s determination will consider several factors including but not limited to the performance of the company.

You will also be granted options to purchase an additional 30,000 shares of Generation Bio’s common stock (the “Option Grant”), subject to the approval of the Board. The options subject to the Option Grant (“Options”) will vest as to 25% of the underlying shares on the first anniversary of the Effective Date and will vest as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Promotion Date. The Option Grant will be subject to the terms and conditions of a written stock option agreement which you will be required to sign, and/or the Company’s written stock plan (the “Grant Documents”). The Options shall have an exercise price per share equal to the closing price of Generation Bio’s common stock on the Nasdaq Global Select Market on May 3, 2021 (the first trading day after the Effective Date).

In connection with your expanded role, we further extend severance benefits that may apply in the event of an involuntary termination of your employment with the Company other than for cause. The accompanying Severance Plan Benefit Agreement describes this program.

On behalf of Generation Bio, the management team, your colleagues and me, thank you for your contributions and we all look forward to continuing to grow Generation Bio together.

Very truly yours,

Generation Bio

By: /s/ Geoff McDonough

Name: Geoff McDonough, M.D. Title:Chief Executive Officer

I have read and accepted this promotion,

/s/ Phillip Samayoa

Signature

Name: Phillip Samayoa

Dated: 4/28/2021

September 16, 2022 Phillip Samayoa

Dear Phillip:

Cambridge, MA 02142

generationbio.com

We would like to express our appreciation and commendation for all the passion and commitment you have been exhibiting in your existing role. In recognition of your contribution and leadership, it is my pleasure to inform you that, effective September 16, 2022, you will be promoted to Chief Strategy Officer.

In connection with your promotion, we are also pleased to inform you that your base salary will be increased to $390,000 (on an annualized basis) payable under our standard payroll schedule and subject to applicable deductions and withholdings.

Your target bonus percentage is also being increased. Your new target bonus, effective September 16, 2022, will be 40% of your new annual salary (which will be prorated for the 2022 annual incentive bonus plan).

As detailed in your original offer letter, the actual bonus percentage distributed in any year will be determined at the sole discretion of the Board of Directors of Generation Bio. The Board’s determination will consider several factors including but not limited to the performance of the company.

You will also be granted options to purchase an additional 110,000 shares of Generation Bio’s common stock (the “Option Grant”), subject to the approval of the Board. The options subject to the Option Grant (“Options”) will vest as to 25% of the underlying shares on the first anniversary of your Promotion Date and will vest as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Promotion Date. The Option Grant will be subject to the terms and conditions of a written stock option agreement which you will be required to sign, and/or the Company’s written stock plan (the “Grant Documents”). The Options shall have an exercise price per share equal to the fair market value of the Company’s common stock at the time of grant, as determined by the Board.

On behalf of Generation Bio, the management team, your colleagues and me, thank you for your contributions and we all look forward to continuing to grow Generation Bio together.

Very truly yours,

Generation Bio

By: /s/ Geoff McDonough

Geoff McDonough, M.D.

Title: Chief Executive Officer

I have read and accepted this promotion,

/s/ Phillip Samayoa

Signature

Phillip Samayoa

Dated: 9/26/2022